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Exhibit 10.20

         ADJUVANT SUPPLY AGREEMENT

BY AND BETWEEN

BIOMIRA INTERNATIONAL INC.

AND

CORIXA CORPORATION

DATED AS OF

OCTOBER 20, 2004

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ADJUVANT SUPPLY AGREEMENT

        THIS ADJUVANT SUPPLY AGREEMENT (this "Agreement") is entered into as of October 20, 2004 (the "Effective Date"), between BIOMIRA INTERNATIONAL INC. ("Biomira"), a corporation organized under the laws of Barbados with an office located at Bridgetown Barbados and CORIXA CORPORATION ("Corixa"), a corporation organized under the laws of the State of Delaware, USA, with offices at 1124 Columbia Street, Suite 200, Seattle, Washington 98104. All capitalized terms not otherwise defined herein shall have the meaning given to them in the License Agreement, if any.

RECITALS

        WHEREAS, Corixa and Biomira have entered into that certain Adjuvant License Agreement of even date herewith (the "License Agreement") providing for the license of the MPL adjuvant to develop and market Products; and

        WHEREAS, Corixa and Biomira desire that Corixa supply Biomira with the MPL adjuvant pursuant to the terms and conditions provided in this Agreement, which include the provision of MPL adjuvant;

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.     Definitions.

        1.1   "Adverse Event" shall mean any undesirable event or reaction reported to, or known by, either party regarding the Product or the Licensed Adjuvant, actually or potentially associated with the use thereof in humans.

        1.2   "Audit" shall have the meaning given to it in Section 5.4 of this Agreement.

        1.3   "cGMP" shall mean current good manufacturing practices as defined in the rules and regulations of the Regulatory Authorities including, without limitation, the FDA rules and regulations, 21 CFR Part 211 for finished pharmaceuticals, manufactured in the USA, the FDA's "Guidance for Industry, Q7A Good Manufacturing Practice, Guidance for Active Pharmaceutical Ingredients" and IPEC's Guidance for Bulk Excipients.

        1.4   "Confidential Information" shall have the meaning given to it in Section 9.1 of this Agreement.

        1.5   "Contract Manufacturer" shall have the meaning given to it in Section 5.1 of this Agreement.

        1.6   "CPI" shall mean the United States Consumer Price Index for All Urban Consumers.

        1.7   "Fill and Finish Manufacturer" shall have the meaning given to it in Section 5.2 of this Agreement.

        1.8   "Firm Forecast" shall have the meaning given to it in Section 2.1 of this Agreement.

        1.9   "Forecast Date" shall have the meaning given to it in Section 2.1 of this Agreement.

        1.10 "IND" means an investigational new drug application filed with the FDA, as defined in the Act and the regulations promulgated thereunder, and any corresponding foreign or domestic authorization, application, registration or certification, necessary or reasonably useful to commence human clinical testing of any Product.

        1.11 "Licensed Adjuvant" means Corixa's proprietary adjuvant designated as MPL [+] as described in Appendix 1, together with all improvements, updates, revisions and modifications thereto that Corixa has the right to make available to Biomira, and which are accepted in writing by Biomira.

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        1.12 "Manufacturing and Supply" means the commercial manufacture, processing, packing, holding, testing, release and supply to Biomira or its designee of Licensed Adjuvant in accord with the terms and conditions set forth in this Agreement.

        1.13 "Quality Agreement" means the quality agreement attached hereto as Appendix 2 which details the specific understandings of Corixa and Biomira related to product quality and which quality agreement is incorporated by reference as a part of this Agreement (though this Agreement shall govern to the extent of any conflict), as such quality agreement may be amended from time to time by agreement of Corixa and Biomira in writing.

        1.14 "Recall" shall mean a recall, market withdrawal or correction of Licensed Adjuvant or Product.

        1.15 "Serious Adverse Event" means any undesirable event or reaction reported to or known by the parties regarding the Licensed Adjuvant or the Product that is determined to be potentially associated with the use of the Licensed Adjuvant or the Product in humans, at any dose, that:

  •
  results in death,

  •
  is life-threatening,

  •
  requires inpatient hospitalization or prolongation of existing hospitalization,

  •
  results in significant or persistent disability/incapacity,

  •
  is a congenital anomaly/birth defect, or

  •
  is medically significant (e.g., the Adverse Event does not meet any of the above serious criteria but based on appropriate medical judgment, may have jeopardized the patient or required medical or surgical intervention to prevent one of the serious outcomes listed above).

        1.16 "Specifications" shall mean those specifications for Licensed Adjuvant attached as an appendix to the Quality Agreement, as such specifications may be amended from time to time by agreement in writing of Corixa and Biomira;

        1.17 "Term" shall have the meaning given to it in Section 10.1 of this Agreement.

2.     Supply of Licensed Adjuvant.

        2.1    Firm Forecast.    Subject to the terms and conditions of this Agreement including, without limitation, those of Section 6, Corixa agrees to supply Biomira, and Biomira agrees to purchase from Corixa, Biomira's requirements for Licensed Adjuvant for use in any and all preclinical and clinical research and trials for, and for the manufacture of, Products during the Term of this Agreement. On or before [+] Biomira shall provide Corixa with a forecast (each forecast provided pursuant to this Section 2.1 shall be referred to herein as a "Firm Forecast"), substantially in the form attached hereto as Appendix 3, of Biomira's requirements of Licensed Adjuvant in each of the four calendar quarters during the twelve-month period commencing on [+] and ending on [+]. On or before [+] (the "Forecast Date"), Biomira shall provide Corixa with a Firm Forecast, substantially in the form attached hereto as Appendix 3, of Biomira's requirements for quantities of Licensed Adjuvant in each of the four calendar quarters during the period beginning where the prior Firm Forecast left-off and ending on [+]. On each anniversary of the Forecast Date thereafter during the Term, Biomira shall deliver to Corixa additional Firm Forecasts of its requirements of Licensed Adjuvant in each of the four calendar quarters during the period beginning where the prior Firm Forecast left-off and ending on [+] the following year. For the avoidance of doubt, Biomira may forecast in any Firm Forecast that it will not require any Licensed Adjuvant in any given quarter(s).

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        2.2    Certain Purchase Obligations.    Subject to section 4.1 of this Agreement, the amount of Licensed Adjuvant forecast in each Firm Forecast automatically shall be Biomira's firm and binding purchase order therefore and Biomira shall be obligated to purchase, and Corixa shall be obligated to sell and deliver, the amount specified therein in accordance with this Agreement. If, at any time, Biomira reasonably believes that the amount of Licensed Adjuvant it will require pursuant to a future Firm Forecast will increase to more than [+] or decrease to less than [+] of the total amount specified in the previous Firm Forecast, Biomira shall inform Corixa in writing immediately and provide Corixa with an estimate of such anticipated future requirements. Such estimates of anticipated future requirements shall be non-binding and intended to aid Corixa in planning. In addition, the parties shall meet (in person or telephonically) once per calendar year in order to discuss Biomira's long term projections of its needs for Licensed Adjuvant, and such discussions and projections shall be non-binding and intended to aid the parties in planning. Biomira shall order Licensed Adjuvant in [+] increments, and Corixa shall deliver Licensed Adjuvant in [+] vials. The foregoing vial configuration may be adjusted by mutual agreement of the parties.

        2.3    Ordering Additional Amounts/Acceleration of Delivery.    In the event that Biomira requires an amount of Licensed Adjuvant in excess of the amount ordered pursuant to the foregoing sections of this Agreement Corixa shall use commercially reasonable efforts to deliver such excess amount, and in such event Corixa shall have a reasonably extended period within which to deliver such excess amount. Biomira shall indicate to Corixa whether Biomira intends such excess amount(s) to be in addition to the amounts already set forth in the applicable Firm Forecast or to be a partial or full acceleration of the total amount of Licensed Adjuvant deliverable by Corixa to Biomira under such Firm Forecast. Corixa shall confirm to Biomira whether and when it anticipates being able to accommodate any such requests by Biomira.

3.     Payments.

        3.1    Certain Payments.    The price for Licensed Adjuvant shall be [+] US dollars per [+] subject to change based upon the mutual agreement in writing of the parties. The parties acknowledge and agree that the amounts payable under the License Agreement are material to the business agreement between the parties reflected in this Agreement and that Corixa would not agree to the prices described herein but for such additional amounts as are payable under the License Agreement.

        3.2    Additional Work.    All Licensed Adjuvant sold by Corixa to Biomira shall meet the Specifications; provided, however, that if Biomira requests Licensed Adjuvant in an alternative physical form, vehicle or carrier, or requests changes to the Specifications, the parties recognize and agree that it may be necessary to amend the price and forecasting and ordering procedures specified herein. The parties agree that any additional work needed to be performed by Corixa in assessing and responding to any such request shall be provided at the rate of [+] per year, per full time equivalent ([+] per year per FTE), plus necessary materials cost, subject to a [+] mark-up (subject to changes required by a regulatory agency which may result in an additional mark-up where, and to the extent, necessary), pro rated according to the time spent in assessing and responding to such requests. Any such additional work shall only be performed in Corixa's sole discretion (except if the request by Biomira is in response to a requirement of a Regulatory Authority, in which case, Corixa shall perform such work) and pursuant to written work statements that have been signed in advance of the commencement of such work by authorized representatives of both parties, provided that Corixa shall use its reasonable endeavors to minimize the number of persons involved in performing such work and the time spent by them in performing it, and provided further that Corixa shall perform no such work without first providing Biomira with an estimate of the resultant cost to be paid by Biomira pursuant to this Section 3.2 (which Corixa shall use

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its reasonable endeavours to ensure is accurate) and without first receiving Biomira's express written agreement to Corixa performing it. Notwithstanding the foregoing, if such additional work is performed in response to a requirement of a Regulatory Authority and other Corixa licensees of MPL [+] are benefiting from such work, then Corixa shall use its reasonable efforts to apportion such expenses among such licensees on a reasonable basis.

        3.3    Price Increases and Capital Expenditures.    Twelve (12) months following the Effective Date and every twelve (12) months thereafter, Corixa shall have the right to increase its prices in an amount not to exceed the increase in the CPI for the immediately preceding twelve (12) month period over the previous index value for the previous twelve (12) months. Similarly, the price per gram of Licensed Adjuvant specified in Section 3.1 of this Agreement shall be decreased by the amount of any decrease in the CPI during the applicable period. In the event that Corixa has to make one-time capital equipment or plant expenditures in connection with its manufacture of Licensed Adjuvant, Biomira and Corixa shall in good faith negotiate the terms and conditions (which shall be commercially reasonable for both Corixa and Biomira in light of the then existing circumstances) pursuant to which Biomira shall contribute (which contribution shall be on an equitable basis vis-à-vis Corixa's other purchasers of Licensed Adjuvant) to such capital expenditures.

        3.4    Payment Due Dates.    All payments for Licensed Adjuvant supplied by Corixa to Biomira hereunder are due and payable upon the earlier of: (i) [+] days after Biomira completes quality control testing of such Licensed Adjuvant, or (ii) [+] days from receipt of such Licensed Adjuvant (and all required certificates of analysis, and other documentation specified in this Agreement (including the Quality Agreement) relating to the shipment in question) by Biomira.

        3.5    Late Charges.    Each party shall have the right to charge, and the other agrees to pay, interest at the lesser of (i) the rate of [+] over prime per annum, or part thereof, or (ii) the maximum amount permitted by applicable law on delinquent balances or any payments required to be paid hereunder.

        3.6    Taxes.    The prices quoted in this Agreement are exclusive of any applicable taxes or other governmental or Third Party fees, which (other than income taxes of Corixa) shall be paid by Biomira.

4.     Delivery.

        4.1    Delivery Terms.    Subject to the provisions of this Agreement, delivery of Licensed Adjuvant ordered hereunder shall be FOB (Incoterms 2000), Corixa's facility, Hamilton, Montana, USA, or at such other location as Corixa and Biomira may agree upon in writing, acting reasonably. In the absence of express, written and timely carrier and/or delivery instructions from Biomira, Corixa shall follow the arrangements set forth on Appendix 4 to this Agreement. Biomira shall pay the carrier and any other delivery related expenses, all as specified under FOB (Incoterms 2000). Subject to section 2.3 and the next following provisions of this section 4.1, Corixa shall deliver Licensed Adjuvant on a quarterly basis to Biomira in the quantities and on the dates set forth in the applicable Firm Forecast. At Biomira's option, Biomira may on or before the first day of each calendar quarter during a Firm Forecast vary the delivery date(s) for Licensed Adjuvant previously specified for such calendar quarter in the applicable Firm Forecast by submitting a revised written purchase order to Corixa that sets forth the revised amount and date on which Biomira wishes to receive the Licensed Adjuvant it has ordered pursuant to the applicable Firm Forecast, provided that such revised purchase order does not vary the aggregate quantity of Licensed Adjuvant ordered for such quarter and is received by Corixa at least [+] in advance of Biomira's desired delivery date.

        4.2    Title and Risk of Loss.    Title to and risk of loss for Licensed Adjuvant shall pass from Corixa to Biomira upon delivery to the carrier in accordance with the first sentence set forth above.

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        4.3    Certificate of Analysis and Quality Control Samples.    Corixa shall provide with each delivery of Licensed Adjuvant a certificate of analysis for each lot of Licensed Adjuvant delivered hereunder in substantially the form attached to the Quality Agreement. Upon Biomira's request, subject to availability, Corixa shall deliver in accordance with Section 4.1, for Biomira's use in performing quality control analysis, a sample of MPL [+]. The price for the foregoing samples shall be the same per milligram price as charged for Licensed Adjuvant delivered hereunder, which shall be invoiced by Corixa upon delivery.

        4.4    Failure To Meet Specifications.    The Licensed Adjuvant supplied by Corixa or its designee hereunder shall conform, at the time of delivery to Biomira, with all the Specifications. Biomira may test any Licensed Adjuvant delivered hereunder to determine conformance of such Licensed Adjuvant with the applicable Specifications. If Corixa has qualified as a supplier in accordance with Biomira's vendor qualification program, then Biomira shall have [+] days after receipt of delivery of License Adjuvant to test such Licensed Adjuvant and to notify Corixa if Biomira believes that any such adjuvant does not meet Specifications. If Corixa has not qualified as a supplier in accordance with Biomira's vendor qualification program then the foregoing [+] day period shall be extended by an additional [+] days. Any such notification of nonconformance shall be in writing and shall include the test results supporting Biomira's determination. If Biomira has not notified Corixa during such [+] day period, Biomira will be deemed to have accepted such Licensed Adjuvant. Corixa shall use best efforts to replace any nonconforming Licensed Adjuvant with Licensed Adjuvant that meets all the Specifications within [+] days of the date of determination that Corixa delivered nonconforming Licensed Adjuvant to Biomira. In the event that Corixa does not replace such nonconforming Licensed Adjuvant within the aforementioned ninety (90) day period, then (i) at Biomira's option, Corixa shall either refund or extend a credit to Biomira for the amounts paid by Biomira for such Licensed Adjuvant by wire transfer of immediately available funds or replace such nonconforming Licensed Adjuvant as soon as reasonably practicable and (ii) Corixa agrees that this is a breach of this Agreement and Corixa shall reimburse Biomira's reasonable and documented direct damages (e.g., cost of shipping, cost of freight insurance and the like) directly associated with such inability to supply. Biomira shall have the right to return or, at Corixa's option, to destroy, all Licensed Adjuvant delivered by Corixa that does not meet the Specifications. Corixa shall bear all shipping costs or costs of destroying Licensed Adjuvant pursuant to this Section 4.4. Biomira shall not be obligated to pay for Licensed Adjuvant that is returned or destroyed in accordance with this Section 4.4. In the event that Biomira has paid for Licensed Adjuvant that is subsequently returned or destroyed in accordance with this Section 4.4, Corixa shall refund, or extend a credit to, Biomira for the amounts paid by Biomira for such Licensed Adjuvant by wire transfer of immediately available funds. Corixa reserves the right to refuse to ship any Licensed Adjuvant that fails to meet Specifications. If Corixa disagrees with Biomira's determination of nonconformity of any Licensed Adjuvant, an independent laboratory, mutually agreed upon in writing by the parties, shall analyze samples of the alleged nonconforming Licensed Adjuvant to determine, as quickly as reasonably practicable, compliance or non-compliance with the Specifications. Biomira and Corixa shall be bound by the laboratory analysis of such Licensed Adjuvant. The cost incurred in connection with retaining the independent laboratory shall be borne by Biomira if the Licensed Adjuvant in question is found to conform to the Specifications and by Corixa if it is found to not conform to the Specifications. EXCEPT AS OTHERWISE SET FORTH IN SECTION 5.3, THE RELIEF PROVIDED BY THIS SECTION SHALL BE THE SOLE AND COMPLETE REMEDY AVAILABLE TO BIOMIRA WITH RESPECT TO SUCH NONCONFORMING LICENSED ADJUVANT. BIOMIRA SHALL NOT HAVE A RIGHT OR CAUSE OF ACTION AGAINST CORIXA FOR ANCILLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, CONSEQUENTIAL DAMAGES OR PUNITIVE DAMAGES.

        4.5    Import Fees and Packaging.    Biomira shall be responsible for obtaining all necessary import and/or export licenses or permits and for the payment of all import and/or export fees, taxes or duties,

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etc., in connection with the purchase and/or delivery of Licensed Adjuvant to Biomira hereunder. Biomira shall be responsible for finish packaging of Licensed Adjuvant and Product at its expense, including without limitation, all packaging and labeling for commercial sales of Product.

        4.6    Biomira Defective Product.    For the avoidance of doubt, in the event that any Product is unsalable and/or if sold, is returned to Biomira due to such Product being defective or the result of the faulty or negligent manufacture by Biomira or its manufacturing partner or sublicensee, storage, packaging, labeling and/or delivery by Biomira, and not due to any fault or negligence of Corixa, Biomira shall still be obligated to make payment to Corixa for the price for the Licensed Adjuvant comprised in such Product.

5.     Supply.

        5.1    Contract Manufacturer.    Biomira and Corixa agree that Corixa shall have the right in connection with Corixa's supply obligations hereunder to contract with one or more third parties (the "Contract Manufacturer(s)") for the manufacture and supply of the Licensed Adjuvant thereby in place of Corixa to Biomira; provided, however, that Corixa shall cause each Contract Manufacturer to comply with the material terms and conditions, and use reasonable commercial efforts to cause each Contract Manufacturer to comply with all other terms and conditions, set forth in this Agreement with respect to the manufacture and supply of Licensed Adjuvant to Biomira. Corixa shall provide advance notice to Biomira, in accordance with the change control procedures set forth in the Quality Agreement, if Corixa intends to utilize such a Contract Manufacturer.

        5.2    Fill and Finish Manufacturer.    For further clarity, the use by Biomira or its sublicensees of a Third Party ("Fill and Finish Manufacturer") solely for the combining of the Licensed Adjuvant and any Biomira Antigen to create any Product for testing or for sale shall not be considered a sublicense of Biomira's or its sublicensee's rights under the License Agreement per se and is permitted under, and notwithstanding, this Agreement and the License Agreement, and any Fill and Finish Manufacturer may combine the Licensed Adjuvant and any Biomira Antigen to create any Product but does not have the right to manufacture Licensed Adjuvant, unless such Fill and Finish Manufacturer is manufacturing Licensed Adjuvant pursuant to Section 5.3 below or Section 10.2(c) below.

        5.3    Inability to Supply.    In the event of Corixa's or a Contract Manufacturer's inability or failure to supply all of Biomira's requirements for Licensed Adjuvant in any given quarter specified in a Firm Forecast for a period of ninety (90) days beyond the end of the applicable quarter or other applicable delivery date, where relevant, other than as a result of force majeure as described in Section 12.4, Corixa hereby grants to Biomira a non-exclusive, non-assignable, royalty-free right and license to make, or have made, Licensed Adjuvant solely for use in the manufacture of Product for use in the Fields of Use. If such event occurs, Corixa shall transfer all relevant information and documentation to Biomira, including manuals and standard operating procedures. All information provided by Corixa pursuant to this Section 5 shall be Confidential Information and subject to the terms of Section 9 (but, in the event that Biomira uses a Third Party to manufacture Licensed Adjuvant, Corixa shall not unreasonably withhold or delay its consent to Biomira disclosing the same to such Third Party, subject to appropriate obligations of confidence). Biomira shall use its reasonable efforts to enter into any such manufacturing agreement on customary commercial terms that will allow for termination upon Corixa's ability and preparedness to again supply Licensed Adjuvant. Such right and license shall not be revoked until such time as Corixa has demonstrated to the satisfaction of Biomira, acting reasonably, that Corixa is once again willing and in a position to meet its supply obligations under this Agreement and until Biomira no longer requires such right or license to honor its obligations to any such Third Party, which Biomira shall use its reasonable endeavors to bring to an end as quickly as reasonably practicable after Corixa has demonstrated to the satisfaction of Biomira, acting reasonably, that Corixa is again so willing and able to supply Licensed Adjuvant to Biomira in accordance with the terms of this Agreement. Corixa shall cooperate fully with Biomira in order to enable Biomira or its designee or licensees to, as

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expeditiously as possible, continue the Manufacturing and Supply and such cooperation shall include, without limiting the generality of the foregoing, the provision of records, technical assistance and such other assistance, as is reasonably required to ensure a smooth and seamless transition of the Manufacturing and Supply. In addition to the foregoing, in the event of Corixa's or a Contract Manufacturer's inability or failure to supply all of Biomira's requirements for Licensed Adjuvant in any given quarter specified in a Firm Forecast for a period of one hundred and eighty (180) days beyond the end of the applicable quarter or other applicable delivery date, where relevant, other than as a result of force majeure as described in Section 12.4, Corixa hereby agrees that this constitutes a failure to comply with or perform a material provision of this Agreement. EXCEPT AS OTHERWISE SET FORTH IN SECTION 10.2(A)(I) OF THIS AGREEMENT, THE RELIEF PROVIDED BY THIS SECTION SHALL BE THE SOLE AND COMPLETE REMEDY AVAILABLE TO BIOMIRA WITH RESPECT TO INABILITY TO SUPPLY LICENSED ADJUVANT. BIOMIRA SHALL NOT HAVE A RIGHT OR CAUSE OF ACTION AGAINST CORIXA FOR ANCILLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, CONSEQUENTIAL DAMAGES OR PUNITIVE DAMAGES.

        5.4    Access to Facilities.    Biomira shall have the right once per year (except to the extent more frequently required in order to comply with any applicable specific legal or regulatory requirement), upon thirty (30) days' prior written notice to Corixa, on dates reasonably acceptable to both parties, to conduct during normal business hours a quality assurance audit and inspection of Corixa's production facilities relating to the manufacture of Licensed Adjuvant (collectively an "Audit"). The form, participants and procedures of all such Audits shall be subject to Corixa's reasonable approval, and shall include all participants being subject to appropriate confidentiality agreements. Biomira's representatives will follow such security and facility access procedures as are reasonably designated by Corixa. During all such Audits, Biomira shall use good faith efforts to avoid disrupting Corixa's operations. In addition, the parties acknowledge that Audits may involve the transfer of Confidential Information, and any such Confidential Information shall be subject to the terms of this Agreement. The results of such Audits shall be considered Corixa's Confidential Information and shall not be disclosed to third persons, including but not limited to any regulatory authority unless required by law and upon prior written notice to Corixa. If Biomira utilizes auditors that are not employees of Biomira, each of such auditors shall execute a non-disclosure agreement with Corixa or Biomira with confidentiality terms at least as stringent as those set forth herein. The duration of any Audit shall not exceed four (4) days and shall be performed by no more than four (4) auditors. In addition to the foregoing, in the event of an FDA "warning letter" or any other regulatory action relating to the manufacture or supply of Licensed Adjuvant that causes Corixa and Biomira to reasonably conclude that the Licensed Adjuvant may not be manufactured and stored in accordance cGMP or may not comply with the Specifications, then Biomira may conduct additional "for cause" audits that comply with the terms of this Section 5.4, provided that the thirty (30) day notice period may be shortened. If applicable, the references to Biomira in this Section 5.4 shall include Biomira's sublicensees of the Licensed Adjuvant pursuant to the terms and conditions of the License Agreement. Corixa shall permit the regulatory authorities and their agents and representatives access to all information, documentation and data relating to the Manufacturing and Supply, with the right to formally audit Corixa's facilities and information, documentation and data as requested by such regulatory authorities.

        5.5    Recall.    In the event (a) any regulatory authority issues a request, directive or order that any of the Products be recalled, (b) a court of competent jurisdiction orders such a recall, or (c) either party reasonably determines that any of the Products should be recalled, the parties shall take all appropriate corrective actions (as mutually determined by the parties in good faith), and shall cooperate in any governmental investigations relevant to the recall. To the extent that any such recall results from a failure of the Licensed Adjuvant to meet the Specifications, (x) Corixa will reimburse Biomira and its sublicensees for costs and expenses incurred by them in compliance with the then current National Wholesale Druggists' Association Suggested Allowance Formula For Product Recalls

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and Withdrawals and (y) Biomira will provide Corixa with supporting documentation of all costs and expenses for which reimbursement is being sought. To the extent that the recall does not result from a failure of the Licensed Adjuvant to meet the Specifications, Biomira shall be responsible for all expenses of the recall. For the purposes of this Agreement, the expenses of the recall shall include, but not be limited to, (i) all reasonable and properly incurred costs associated with any assistance provided by Corixa and any of its permitted subcontractors and (ii) the expenses of notification and the destruction or return of the recalled Products. THE EXPENSES OF THE RECALL, HOWEVER, WILL NOT INCLUDE LOST PROFITS, OR OTHER CONSEQUENTIAL DAMAGES, OF EITHER PARTY.

6.     Restrictions on Use and Regulatory Matters.

        6.1    Permitted Uses.    Biomira shall use the Licensed Adjuvant supplied by Corixa hereunder only for the purposes of manufacturing Products or to conduct research for the development of Products for use in the Field of Use. Biomira may formulate MPL [+] into other formulations as reasonably agreed to by Corixa. Biomira shall use the Licensed Adjuvant in compliance with this Agreement, the License Agreement and with all applicable federal, state and local laws and regulations.

        6.2    Restrictions.    No rights or licenses are, or are intended to be, conveyed hereunder by implication, estoppel or otherwise and no transfer of ownership of intellectual property is effected herein. Biomira shall not transfer the Licensed Adjuvant or any related information to any person who is not under the immediate and direct supervision of Biomira, except as may otherwise expressly be provided in this Agreement or the License Agreement. Other than as set forth in Section 5.2 herein, Biomira further agrees not to place the Licensed Adjuvant on the market other than as part of a Product.

        6.3    Regulatory Matters.    Upon Biomira's request, and subject to Corixa's prior review (under terms of confidentiality) and approval, which approval shall not be unreasonably withheld or delayed, Corixa shall notify FDA in writing of its permission to allow Biomira to cross-reference to Corixa's Drug Master File #BB MF 4809 (the "DMF") in its regulatory filings. Corixa shall provide Biomira with a copy of this letter within ten (10) business days following its submission to the FDA. If such a regulatory submission is in a jurisdiction where a letter of access to the DMF is not possible, then Corixa shall provide Biomira (under terms of confidentiality) with information in the DMF necessary for Biomira to complete its regulatory filings, provided, however, that Corixa shall have the right to review and approve the portion of such filings that pertain to the Corixa materials prior to their being made, which approval shall not be unreasonably withheld or delayed. In the event that the letter of cross-reference to the DMF and any information provided above, does not meet Biomira's needs with respect to its regulatory filings then Corixa agrees to provide Biomira with relevant information and data that is in Corixa's control and that Biomira may reasonably need to prepare or complete such regulatory filings.

        6.4    Adverse Events and Serious Adverse Events.    Within ninety (90) days of the end of each calendar year, each party shall submit a report to the other party that summarizes the Adverse Events that occurred during the prior year. Each party shall notify the other party within fifteen (15) calendar days (such notification to include a detailed report) of the occurrence of each Serious Adverse Event. In addition, in the event that a party reasonably determines that there is a trend of Serious Adverse Events (as opposed to an isolated incident), then each party shall, as soon as possible, but at least within two (2) days of becoming aware of, or identifying, such trend, shall provide the other party with such details thereof as are available to it and which it is free to disclose to the other and provide the other with all reasonable resistance in responding to each such Serious Adverse Event. Biomira and Corixa shall each make any and all filings or reports required by a Regulatory Authority in connection with an Adverse Event or Serious Adverse Event. Corixa shall take reasonable corrective actions required to be taken by appropriate Regulatory Authorities in connection with any Adverse Events or

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Serious Adverse Events and shall take all such reasonable corrective action as is needed to avoid similar events in the future.

7.     Representations, Warranties and Covenants.

        7.1    Representations and Warranties By Corixa.    Corixa makes the following representations and warranties:

        (a)   Corixa has the right, power and authority to enter into this Agreement and to sell Licensed Adjuvant for the purpose of this Agreement.

        (b)   That at the Effective Date, to Corixa's knowledge, it is the legal and beneficial owner of all of the rights to the Licensed Adjuvant and is entitled to practice the processes utilized to manufacture the Licensed Adjuvant as well as to sell the Licensed Adjuvant and grant the rights with respect thereto in the manner provided for in this Agreement, all without infringing the rights of any third party.

        (c)   That, to its knowledge, as of the Effective Date, there are no safety or regulatory issues specifically associated with the Licensed Adjuvant that could reasonably be expected to pose a material obstacle to obtaining regulatory approval for a Product.

        (d)   Corixa has not been barred and is not subject to debarment under section 306 of the United States Food, Drug and Cosmetic Act (21 U.S.C. 355a) or comparable provisions of any other applicable law and Corixa will not, in connection with this Agreement, employ or contract with any natural or legal person that to Corixa's knowledge has been debarred or is subject to debarment under section 306 of the United States Food, Drug and Cosmetic Act (21 U.S.C. 355a) or comparable provisions of any other applicable law and Corixa will notify Biomira in writing as soon as practicable if Corixa becomes the subject of any debarment proceedings involving Corixa or if Corixa discovers that any person employed by or contracting with Corixa in connection with this Agreement has been debarred or is in any way subject to debarment proceedings.

        (e)   Corixa and its facilities and operations are in compliance with all applicable laws, rules and regulations of the United States, the European Union and Japan, including good manufacturing practice regulations.

        7.2    Covenants by Corixa.    Corixa hereby covenants:

        (a)   That while the Licensed Adjuvant is in Corixa's control, the Licensed Adjuvant delivered hereunder shall be manufactured, handled and stored accordance with cGMP and all appropriate legislation, rules and other requirements of any and all applicable Regulatory Authorities which apply from time to time.

        (b)   That the Licensed Adjuvant delivered hereunder shall, at the time of delivery, conform with the Specifications.

        (c)   That the Licensed Adjuvant delivered hereunder shall be and continue to be until title to them is transferred to Biomira, Corixa's absolute, unencumbered property, free from any mortgage, charge, pledge, lien or third party right or interest of any kind.

        (d)   That it will keep complete, accurate and current records relating to all of its Manufacturing and Supply activities (including without limitation Licensed Adjuvant manufactured and shipped under this Agreement) in accordance with all applicable laws, cGMP and the requirements of each of the Regulatory Authorities.

        (e)   Notwithstanding Section 5.3, it will advise Biomira in a timely manner of any material supply difficulties with respect to Licensed Adjuvant experienced by Corixa so that Corixa and Biomira have an opportunity to discuss such difficulties and possible resolutions thereto at an early stage with a view to avoiding the application of Section 5.3.

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        (f)    That any and all records including batch production and control records, plant master files, drug master files and any regulatory submission documents relevant to our supply obligations under this Agreement, whether they are submitted by Corixa directly to a regulatory authority (including a Regulatory Authority) or to Biomira for submission to a regulatory authority (including a Regulatory Authority) will be prepared and maintained by Corixa in accordance with the applicable requirements of the regulatory authorities.

        (g)   To comply with all applicable federal, state, provincial and local laws and regulations in connection with the performance of its obligations under this Agreement.

        (h)   To use reasonable commercial efforts (consistent with the requirements of the United States, the European Union and Japan) to comply with the requirements of regulatory authorities in countries other than the United States, the European Union and Japan.

        (i)    It shall advise Biomira immediately if, in connection with Corixa's obligations under this Agreement or otherwise in connection with Corixa's manufacturing of Licensed Adjuvant, an authorized agent of any regulatory authority or other applicable governmental body visits Corixa's manufacturing facility and/or makes an inquiry regarding Corixa's facilities or the method of manufacture of the Licensed Adjuvant for Biomira.

        (j)    All facilities, processes, equipment and analytical methods used for control of critical process steps employed by Corixa in the manufacture of Licensed Adjuvant shall be validated in accordance with the rules, regulations and guidance documents of the Regulatory Authorities. If Biomira so requests, Corixa shall cooperate with Biomira in being certified by Biomira as a qualified vendor.

        (k)   The manufacture of the Licensed Adjuvant shall be recorded in a batch production record in Corixa's standard format and that is in compliance with the requirements of the Regulatory Authorities. With respect to a particular manufacturing run, Corixa will, at the request of Biomira and as part of Biomira's annual facility audit (as set forth in Section 5.4), provide Biomira access to the complete batch production records with respect thereto. Product and plant master files shall also be maintained by Corixa in accordance with cGMP and the requirements of the Regulatory Authorities and such files shall be available to the regulatory authorities or Biomira or its designee(s) as part of Biomira's annual facility audit (as set forth in Section 5.4).

        (l)    All Licensed Adjuvant purchased hereunder by Biomira from Corixa shall at the time of delivery by Corixa to Biomira have such shelf life, as determined by Corixa stability data, of no less than thirty six (36) months.

        7.3    Representations and Warranties By Biomira.    Biomira represents and warrants that it has the right, power and authority to enter into this Agreement.

        7.4    Covenants by Biomira.    Biomira covenants:

        (a)   That with respect to Section 5.2 above, any finish manufacturing which Biomira may perform shall be in compliance with all applicable laws and regulations and shall not render Licensed Adjuvant adulterated or misbranded under Sections 501 and/or 502 of the Act, or any corresponding laws and regulations where Biomira markets Product in the Territory.

        (b)   Notwithstanding any other provision of this Agreement, without the prior written consent of Corixa (such consent not to be unreasonably withheld), Biomira shall not sublicense or assign any of its rights obtained pursuant to this Agreement, nor shall it disclose any Corixa Confidential Information, to any direct competitor of Corixa's in the adjuvant business, provided that the foregoing restrictions shall not apply to any Affiliate of Biomira, a marketing partner of Biomira for a Product or a marketing partner of an Affiliate of Biomira for a Product, or any assignee that acquires all or substantially all of the business of Biomira which is the subject of this Agreement and the Supply Agreement.

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        (c)   That it will not, save as otherwise permitted hereby or by the License Agreement, transfer the Licensed Adjuvant, other than as part of a Product, to any Third Party without the prior written consent of Corixa, save for Biomira's transfer of Licensed Adjuvant to its Fill and Finish Manufacturer, if any, solely to allow such Fill and Finish Manufacturer to exercise its right to manufacture Licensed Product as stipulated in Sections 5.2 or unless such Fill and Finish Manufacturer is manufacturing Licensed Adjuvant pursuant to Section 5.3 above or Section 10.2(c) below.

        (d)   Biomira shall provide to Corixa a summary of all data in Biomira' possession that is related to Licensed Adjuvant, or which Biomira can reasonably obtain, including without limitation, data from clinical trials and all data related to Adjuvant Inventions. Such summary shall be provided annually on the anniversary of the Effective Date.

8.     Indemnification; Insurance.

        8.1    Indemnification by Biomira.    Biomira shall indemnity and hold Corixa (and any affiliated corporation and their respective officers, directors, shareholders, employees, agents, insurers and their successors and assigns) (collectively, the "Corixa Indemnitees"), free and harmless from any and all claims, demands, liabilities, losses, actions or causes of actions, and any and all expenses associated therewith (including, without limiting the generality of the foregoing, reasonable defense costs and attorney's fees), arising out of or that are the result of: (i) actions and proceedings brought by any regulatory authority against any of the Corixa Indemnitees concerning (a) in vivo animal or human clinical studies conducted by or on behalf of Biomira utilizing Licensed Adjuvant as a component or ingredient of, and/or dispensed or administered in conjunction with, any Product or (b) the alleged or actual unapproved or unauthorized introduction by Biomira or its sublicensees of Product or Licensed Adjuvant in interstate or intrastate commerce anywhere in the world, except to the extent attributable to any one or more of the Corixa Indemnitees; (ii) any claim, complaint, suit, proceeding or cause of action against any of the Corixa Indemnitees alleging physical injury, including death as a result of Biomira's or its employees' and agents' supply of Product, except to the extent attributable to any one or more of the Corixa Indemnitees; (iii) loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a friend, spouse, relative or companion of an injured party against any of the Corixa Indemnitees due to such physical injury or death and arising out of the administration of Product, except to the extent attributable to any one or more of the Corixa Indemnitees; (iv) any material omission of Biomira under this Agreement; (v) Biomira's material non-compliance with any applicable national, federal, provincial or state laws or regulations, except to the extent attributable to any one or more of the Corixa Indemnitees; (vi) any material failure of Biomira to perform, in whole or in part, any of its obligations hereunder, except to the extent attributable to any one or more of the Corixa Indemnitees; (vii) Biomira's manufacture or handling of the Product, except to the extent attributable to any one or more of the Corixa Indemnitees; (viii) infringement by Biomira of a third party's rights to the Biomira Technology; or (ix) any material breach by Biomira of any of its representations, warranties or covenants under this Agreement.

        [+]

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        8.4    Acknowledgement.    Biomira acknowledges and agrees that Corixa has no responsibility for and no control over in vivo, animal or human clinical studies conducted by Biomira utilizing Licensed Adjuvant as a component or ingredient of Product; any human clinical studies shall be under the sole control, management and responsibility of Biomira.

        8.5    Insurance.    The minimum amounts of insurance coverage required under this Section 8.5 shall not be construed to create a limit of either party's liability with respect to its indemnification in this Section 8 or any other provision of this Agreement.

        (a)   Each party agrees that it will maintain, and shall, upon written request, provide evidence of same to the other party, the following insurance or self-insurance necessary to meet its liability obligations under this Agreement in amounts no less than that specified for each type:

          (i)    general liability insurance with combined limits of not less than [+] per claim and [+] aggregate for bodily injury including death and property damage;

          (ii)   product liability coverage, including death and bodily injury, for clinical trial participants, where relevant, with limits not less than [+] per claim and [+] aggregate; and

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          (iii)  worker's compensation insurance in the amount required by the law of the state or country in which such party's employees are located.

        (b)   Insurance required by this Section 8.14 shall be maintained during the performance of this Agreement and, if on a "claims made" basis, for four (4) years thereafter. There shall be a thirty (30) day notice of cancellation with respect to the insurance coverage required hereunder, and the provision that the other party shall be notified in the event of any cancellation, intention of insurer not to renew or any material change in the insurance contract or coverages afforded. Each party shall be solely responsible for the payment of any deductible or self-insured retention under any such policy.

9.     Confidentiality.

        9.1    Confidential Information.    During the term of this Agreement and for five (5) years thereafter, Corixa and Biomira shall not disclose to any Third Party(ies), and shall not use other than as authorized under this Agreement, any Confidential Information received from the other party under this Agreement without first obtaining the written consent of the disclosing party. As used herein, the term "Confidential Information" shall mean any and all information disclosed by Corixa to Biomira or Biomira to Corixa orally, or in writing, in human or machine readable form, which a reasonable person would deem to be confidential or which is otherwise marked as confidential. Corixa's Confidential Information shall include, without limitation, all data or other information so received by Biomira related to the licensed Adjuvant, Adjuvant Inventions, Know-How and the Licensed Patents and Biomira's Confidential Information shall include, without limitation, all data or other information so received by Corixa related to Biomira's Antigens, the Biomira Technology or Products. To the extent it is necessary or reasonably desirable to disclose Confidential Information to a Third Party, the party required or intending to make such disclosure shall first inform the other party of the circumstances of the disclosure of Confidential Information and, if such other party agrees in advance in writing, such agreement not to be unreasonably withheld or delayed, may disclose same; provided, however, that the party making such disclosure shall inform the relevant Third Party to whom such Confidential Information is to be disclosed of its confidential nature and obtain a written commitment of confidential treatment from such Third Party on terms substantially similar to those contained in this Section 9.

        9.2    Unauthorized Disclosure.    The receiving party shall take reasonable precautions (equivalent to the measures that it takes to protect its own information of like importance) to prevent the unauthorized or accidental disclosure of Confidential Information of the disclosing party. The receiving party shall be responsible for the actions or inactions of its employees, agents and representatives in the event of a breach of the foregoing obligations.

        9.3    Exceptions.    The obligations of confidentiality set forth in Section 9.1 of this Agreement shall not apply to any information to the extent that such information:

        (a)   is at the time of disclosure or becomes subsequent thereto, through no fault or wrongful act of the receiving party, generally available to the public; or

        (b)   at the time of disclosure by the disclosing party is known to the receiving party, as can be demonstrated by written records; or

        (c)   is disclosed to the receiving party by another person not in violation of the rights of the disclosing party; or

        (d)   is disclosed by the disclosing party to a Third Party free of any obligation of confidentiality; or

        (e)   such Confidential Information is required to be disclosed by law; provided, however, in such event, the party required to make such disclosure shall inform the disclosing party of such requirement

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prior to disclosure and reasonably assist the disclosing party (at the disclosing party's expense) in taking whatever reasonable steps are available to maintain the confidentiality of such information; or

        (f)    to the extent the receiving party needs to disclose such information to a relevant regulatory authority in order to support its legitimate business interests it may do so, provided that, in such event, the receiving party shall inform the disclosing party of such requirement prior to disclosure and reasonably assist the disclosing party (at the disclosing party's expense) in taking whatever reasonable steps are available to maintain the confidentiality of such information; or

        (g)   Biomira may disclose Know-How, but only to the extent that it is necessary to disclose such Know-How, and only in the event that such disclosure is to its permitted sublicensees hereunder, to any Fill and Finish Manufacturer or to any Third Party of the type referred to in Section 5.3 of this Agreement; or

        (h)   is submitted to governmental agencies as necessary to facilitate the issuance of marketing or other approvals required by Biomira and/or its sublicensees in connection with its products.

10.   Term and Termination.

        10.1    Term.    This Agreement shall be effective as of the Effective Date and shall continue in force and effect until terminated as provided in this Section 10 (the "Term").

        10.2    Termination.

        (a)   Notwithstanding Section 10.1, either party may, in addition to all other legal and equitable rights and remedies available to it, terminate this Agreement effective immediately in the event a "default" by the other party as defined below has occurred and continues for more than forty-five (45) days after written notice of the defaulting activity has been given to the party in default. The term "default" shall mean any of the following events:

          (i)    failure by a party to comply with or perform any material provision of this Agreement;

          (ii)   a party becomes insolvent, is unable to pay its debts as they mature, is the subject of a petition in bankruptcy whether voluntary or involuntary or of any other proceeding under bankruptcy, insolvency or similar laws, makes an assignment for the benefit of creditors, is named in, or its property is subject to a suit for the appointment of a receiver, or is dissolved or liquidated;

          (iii)  any material representation or warranty made by the party in this Agreement is breached or is false or misleading in any material respect.

        (b)   Biomira shall have the right to terminate this Agreement at any time on or after the first anniversary of the Effective Date for any reason by providing at least three hundred and sixty five (365) days prior written notice to Corixa.

        (c)   [+]

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        10.3    Assistance on Termination.    In circumstances where any of the events set forth in Section 10.2(a) become applicable with respect to Corixa or in the event of Corixa's inability or failure to supply any requested Licensed Adjuvant within the time periods specified in this Agreement, Corixa shall immediately notify Biomira in writing with respect thereto and, at Biomira's request, comply with the provisions of Section 5.3 of this Agreement.

        10.4    U.S. Bankruptcy Code.    The rights and licenses granted by Corixa under this Agreement are and shall otherwise be deemed to be for purposes of applicable bankruptcy law (including section 365(n) of the United States Bankruptcy Code), licenses of rights to "intellectual property" (including as such term is defined under section 101(35A) of the United States Bankruptcy Code). The parties agree that, subject to any determination otherwise by a court of competent jurisdiction, Biomira, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under such applicable bankruptcy law, including but not limited to Biomira's rights to continue to exercise all rights licensed under this Agreement.

        10.5    Remaining Licensed Adjuvant.    Notwithstanding the expiration or termination of this Agreement, Biomira and/or its sublicensees shall have twelve (12) months during which it/they may dispose of, by sale or otherwise, any remaining inventory of Product containing Licensed Adjuvant that Biomira and/or its sublicensees may have in its possession on the date of expiration or early termination of this Agreement. Notwithstanding the foregoing, in the event that Corixa has terminated the License Agreement for "default" then effective immediately upon such termination, Biomira and/or its sublicensees shall cease to make, use or sell Licensed Adjuvant.

        10.6    Survival.    Upon the termination or expiration of this Agreement for any reason, nothing herein shall be construed to release either party from any obligations that matured prior to the effective date of such termination and sections l, 5.3, 5.5, 6, 8, 9, 10, 11 and 12 of this Agreement shall survive any such termination.

        10.7    Remedies Cumulative.    Termination or expiration of this Agreement, in whole or in part, shall be without prejudice to the right of any party to receive all payments accrued and unpaid at the effective date of such expiration or termination, without prejudice to any remedy, at law or in equity, of either party in respect to any breach of any of the representations or warranties herein contained or to any other provisions hereof which expressly or necessarily call for performance after such expiration or termination.

11.   Disclaimers.

        11.1    Disclaimer of Warranty.    The Licensed Adjuvant does not have regulatory approval in the United States or elsewhere for use in humans in Product in the Field of Use. Corixa agrees to cooperate with Biomira to provide information in its possession, or which it can reasonably obtain, which is necessary for Biomira to obtain such regulatory approval. ALL LICENSED ADJUVANT IS LICENSED AND SUPPLIED HEREUNDER ON THE BASIS SET FORTH IN THIS AGREEMENT, AND EXCEPT AS EXPRESSLY SPECIFIED HEREIN OR IN THE LICENSE AGREEMENT CORIXA HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES WITH REGARD TO THE LICENSED ADJUVANT AND THE PRODUCTS, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY OTHER EXPRESS OR

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IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER STATUTORY WARRANTIES OR ANY WARRANTY OF PATENTABILITY OR NONINFRINGEMENT.

        11.2    Limitation on Liability.    NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EXCEPT WITH RESPECT TO SECTION 10 (CONFIDENTIALITY) AND ANY LIABILITY WHICH CANNOT BE LIMITED OR EXCLUDED BY LAW, IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

12.   Miscellaneous.

        12.1    Public Announcements.    Corixa and Biomira shall have the right to make public announcements of the fact of this Agreement and the general nature of the undertakings hereunder, provided that no disclosure of Confidential Information is contained in such disclosure. Except as required at law or by any applicable regulatory authority, a copy of such announcement shall be provided to the other party not less than five (5) days in advance of the intended announcement date to permit review and written approval by the other party which shall not be unreasonably withheld. Notwithstanding the foregoing, Corixa shall have the right at its sole discretion to make announcements regarding Licensed Adjuvant that do not mention any Product or this Agreement or Biomira and Biomira shall have the right at its sole discretion to make announcements regarding Products that do not mention Licensed Adjuvant or this Agreement or Corixa.

        12.2    Amendment and Waiver.    No terms or provisions of this Agreement shall be varied, modified or waived by any prior or subsequent statement, conduct or act of either of the parties, except that the parties, may amend this Agreement or waive any breach hereof by written instruments specifically referring to and executed in the same manner as this Agreement. In the event of an actual conflict between any terms of this Agreement and the License Agreement, the terms of the License Agreement shall prevail. The waiver by either party of a breach or failure to perform hereunder shall not constitute a waiver of any future breach or failure to perform. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights.

        12.3    Binding Effect: Assignability.    This Agreement shall be binding upon and shall inure to the benefit of any successor or successors of Corixa and Biomira by reorganization, merger, consolidation or otherwise, and any assignee that has acquired all or substantially all of the business and properties of either. Corixa and Biomira shall not otherwise assign their rights and obligations hereunder unless having obtained the prior written consent of the other party hereto, which consent will not be unreasonably withheld or delayed, and no consent shall be required in the case of a transfer by Biomira to an Affiliate of Biomira or to a sublicensee of Biomira.

        12.4    Force Majeure.    If either party hereto is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, accidents, acts of God, production or manufacturing problems, and/or any other cause or casualty beyond its control, whether similar to the foregoing matters or not, then upon written notice to the other party the requirements of this Agreement or such of its provisions as may be affected, and to the extent so affected, shall be suspended during the period of such disability; provided, however, that the party prevented from complying shall make all reasonable efforts to remove such disability and shall not be entitled to rely on this force majeure provision for more than ninety (90) days in any twelve (12) consecutive month period.

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        12.5    Sole Agreement.    Other than the License Agreement, this Agreement and the appendices hereto, which appendices are hereby specifically incorporated into this Agreement by reference, constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous agreements and understandings of the parties.

        12.6    Independent Contractors.

        (a)   This Agreement shall not constitute or give rise to an agency, partnership or joint venture between the parties and each party's performance hereunder is that of a separate, independent entity.

        (b)   Nothing in this Agreement shall be deemed to be the grant by either party to the other of any right, title or interest in any product, material or proprietary rights of the other except as may be expressly provided for in this Agreement.

        12.7    Dispute Resolution.

        (a)   Any dispute between the parties hereto regarding application, interpretation, or enforcement of this Agreement, shall initially be referred to the heads of the business units of Biomira and Corixa charged with the implementation hereof, and then to the respective Chief Executive Officers of the parties. The parties agree to attempt to resolve any such dispute in good faith through the business unit heads or Chief Executive Officers as applicable. Any dispute which cannot be resolved within thirty (30) days after referral to the respective Chief Executive Officers of the parties shall be finally settled by arbitration in the English language under the Rules of Conciliation and Arbitration, but not necessarily the auspices, of the International Chamber of Commerce (ICC) by one or more arbitrators appointed in accordance with the Rules. If the parties are unable to reach an agreement regarding an arbitrator(s), the arbitration shall be conducted under the rules and auspices of the ICC. Any arbitration under this section shall be conducted at a mutually agreeable time and place within the City of Chicago, State of Illinois, or at such other place as may be mutually agreed to. The costs of arbitration shall be shared equally by the parties.

        (b)   The laws of the State of Delaware shall govern the validity and interpretation of this Agreement regardless of its or any other jurisdiction's conflicts of law provisions.

        12.8    Survival of Provisions.    To the extent that any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Notwithstanding the termination of this Agreement, all rights and obligations accruing to either party prior to such termination, including but not limited to confidentiality, shall continue and be enforceable.

        12.9    Notice.    Any notices required or permitted to be given hereunder shall be in writing and shall be delivered in person or by Federal Express or sent by certified mail, postage prepaid, return receipt requested, to the addresses set forth below. The parties may change the address at which notice is to be given by giving notice to the other party as herein provided. All notices shall be deemed given on the date delivered, if delivered in person, or on the delivery date indicated on the duly completed postal receipt, if sent by certified mail.

        When to Corixa:

    Corixa Corporation
    Suite 200, 1124 Columbia Street
    Seattle, Washington 98104
    U.S.A.
    Attention: Chief Executive Officer
    Facsimile: (206) 754-5994

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        When to Biomira:

    Biomira International Inc.
    2nd Floor, Musson Building
    Hincks Street
    Bridgetown, Barbados
    West Indies
    Bridgetown, Barbados
    Attention: The Secretary
    Facsimile: (246) 429-2677

        Copy to:

    Biomira Inc.
    2011-94 Street
    Edmonton, Alberta T6N 1H1
    Canada
    Attention: President
    Facsimile: (780) 450-4772

        12.10    No Other Rights.    Nothing in this Agreement shall be deemed or implied to be the grant by either party to the other of any right, title or interest in any product, material or proprietary rights of the other except as maybe expressly provided for in this Agreement.

        12.11    Counterparts.    This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original and shall have the same force and effect as an original but such counterparts together shall constitute one and the same instrument.

        12.12    Number and Gender.    Words importing the singular number only in this Agreement shall include the plural number and vice versa and words importing one gender only in this Agreement shall include all genders and words importing persons in this Agreement shall include individuals, partnerships, corporations and any other entities, legal or otherwise.

        12.13    Legislation.    Any reference in this Agreement to legislation or a statute includes, unless otherwise indicated, rules and regulations passed or in force as at the date of this Agreement and any amendments to such rules or regulations from time to time, and any legislation or regulations substantially replacing the same.

        12.14    Captions.    Titles and heading sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement

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        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the Effective Date.

BIOMIRA INTERNATIONAL INC.
By:	/s/ Alex McPherson
CORIXA CORPORATION
By:	/s/ Steven Gillis Steven Gillis, Ph.D. Chairman and Chief Executive Officer

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APPENDIX 1

[+]

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APPENDIX 2

QUALITY AGREEMENT

Quality Agreement

CORIXA-Biomira

Supply of MPL® for use in Human Vaccine
Manufacture

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        This document contains confidential, proprietary information intended for the sole use of Biomira International Inc. (Biomira) and Corixa Corporation (Corixa). Disclosure of this information without the express written consent of Biomira and Corixa is prohibited.

        Upon agreement by responsible heads of the Quality Assurance Departments for Biomira and Corixa, this Quality Agreement will be revised as needed and distributed to appropriate Biomira and Corixa personnel.

        This Quality Agreement will be annexed to the supply contract and reviewed and revised as needed.

/s/ Jonathan Demarest

Leane Gadowski Director of Quality Biomira International Inc.	Jonathan Demarest Corixa Corporation Vice President, Quality Systems & Compliance
21 October 2004

Date	Date

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TABLE OF CONTENTS

1.	Abbreviations and Terms	4
2.	Introduction	4
3.	Quality Statement	4
4.	Standard Operating Procedures	4
5.	Personnel Training	4
6.	Material and Production Control	5
7.	Labeling and Packaging	6
8.	Storage and Shipping	7
9.	Stability Testing and Sample Retention	7
10.	Lot Recall	7
11.	Change Control and Change Notification	7
12.	Audits and Inspections	7
13.	Regulatory Issues	8
14.	Responsible Contacts	8

TABLE OF APPENDICES

Appendix 1:	MPL Specification.	9
Appendix 2:	Representative Certificate of Analysis for Bulk MPL® Adjuvant (PN 60049)	15
Appendix 3:	MSDS for MPL® Adjuvant (PN 60049)	17
Appendix 4:	Copy of MPL Adjuvant Approved Supplier list	20

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1.     Abbreviations and Terms

        All terms and abbreviations used in this document are consistent with the Supply Agreement, except as follows:

    Corixa: Corixa will refer to Corixa Corporation, any functional portion of Corixa Corporation and its authorized representatives.

    Customer: The "Customer" will refer to Biomira, any functional portion of Biomira and its authorized representatives.

    MPL: "MPL" will refer to the bulk, non-sterile material manufactured by Corixa and marketed under the trade name of MPL® for use as an adjuvant as described by the specifications in Appendix 1.

2.     Introduction

        This Quality Agreement is intended to provide The Customer, a customer of MPL manufactured by Corixa, with information concerning Corixa's Quality Program. Aspects of the Quality Program that are related specifically to the preparation, control, and handling of MPL are described within this Quality Manual.

        The Quality Program is the responsibility of Corixa's Vice President, Quality Systems and Compliance, and involves the cooperation of departmental Directors, Managers, and Supervisors involved with the production, release, and control of Corixa's products. The VP Quality Systems and Compliance is also the Chairman of the Specifications Committee, which is responsible for establishing product release specifications, and the Material Review Board, which determines the disposition of lots with indications of possible non-conformance with established quality criteria. The VP Quality Systems and Compliance reports to the Senior Vice President, Clinical Development.

3.     Quality Statement

        It is the policy of Corixa Corporation to ensure that the products and services provided to the partners and customers of the company meet or exceed defined requirements and, that they are produced and distributed in such a way as to comply with all appropriate regulatory requirements.

4.     Standard Operating Procedures

        Formalized documents have been developed at Corixa in the form of Standard Operating Procedures (SOPs). These SOPs have been designed to instruct operators on the use of equipment and the performance of specific tasks, and to describe in-house policies intended to assure consistency of product manufacture. SOPs have been categorized into departmental areas in which specific pieces of equipment are used, a particular process is carried out, or in which the policy applies.

        Corixa SOPs are distributed, maintained, and updated in accordance with the document control procedures as described in SOP [+]. Corixa will provide The Customer controlled copies of SOPs that are necessary for the use and control of MPL by The Customer. These SOPs will be identified in joint discussions between The Customer and Corixa.

5.     Personnel Training

        In order to ensure that personnel have the necessary education, background, training, and experience to assure correct performance of their job functions, Corixa selects its employees based upon education, aptitude, and experience in the particular area for which a vacancy exists. All Corixa employees are provided with an orientation program upon initiation of employment that covers OSHA regulations, safety training, and GMP compliance. Orientation is tailored for each job function by providing additional exposure in areas that are critical to successful completion of specific job functions.

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        Training is an ongoing process to ensure that personnel have a thorough understanding of their jobs. Each departmental Manager and/or Director keeps a permanent training record for all employees. The training record documents the in-house training as well as off-site training that an employee has received relating to their particular job function. Job function training is conducted both through group training sessions as well as through one-on-one sessions with qualified trainers. Job function training is tied directly to a particular group of SOPs as well as to the process for which the employee is being trained. An employee is given responsibility for the performance of a particular job function only after training has been completed successfully and is documented by both the employee and the trainer.

        Training requirements are described in QA-7000.

6.     Material and Production Control

        Several formalized systems have been created at Corixa to control all aspects of the production and release of active pharmaceutical ingredients (APIs) and finished products. These systems are described by policy-related SOPs and include raw materials control, a part numbering system that provides complete traceability of materials, and establishment of standardized manufacturing instructions for material preparation.

Part Numbering System

        All materials (raw materials, excipients, intermediates, testing adjuncts and finished goods) are assigned a unique five-digit part number in accordance with [+]. The part number for MPL is [+].

Batch/Lot Numbering System

        All materials (raw materials, excipients, intermediates, testing adjuncts and finished goods) are assigned a unique nine-digit lot number in accordance with [+]. Each batch of material is identified throughout production with labeling that shows both the part number and the lot number, for example as: [+] (lot number).

Raw Materials

        All raw materials intended for use in production are quarantined upon their arrival in a locked area that is accessed only by authorized Shipping and Receiving and Quality Control personnel. Quality Control personnel are responsible for ensuring that the material meets its documented specifications and physically moving it to the released production stores. Where applicable, raw material testing is conducted according to United States Pharmacopeia, British Pharmacopeia, and European Pharmacopeia.

Manufacturing Instructions

        Manufacturing instructions, including Reagent Preparation Records, Container Preparation Records and Master Batch Records, are part of the controlled documentation system. Originals are controlled by Quality Assurance and issued to the floor for each manufacturing run.

        A representative of Quality Assurance reviews completed manufacturing instructions as the material is submitted to Central Supply for quarantine. Once reviewed and approved manufacturing instructions as well as any associated Quality Control testing have been signed by an authorized Quality Assurance manager, the material may be released for sale or further processing as appropriate.

        The Quality Control Department at Corixa is responsible for testing as well as the release or rejection of raw materials, packaging materials and in-process materials based on current specifications. Laboratory facilities and equipment are appropriate for the required analytical procedures, and

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personnel have been sufficiently trained to perform the analyses accurately. Operator training is documented as per the requirements of the training program. Maintenance and/or calibration procedures, including system suitability evaluations if applicable, are included for analytical equipment and assays. Records are kept for all reagents, culture media, and equipment used for testing purposes. Reagent preparation is documented according to written procedures and reagents are labeled appropriately and assigned expiration dates prior to storage in the Quality Control laboratory.

        All testing procedures carried out in the Quality Control Laboratory are conducted according to controlled SOPs. Any deviations from SOPs are reported and investigated according to set procedures and time frames. QA is responsible for review of such investigations, for determinations as to whether product quality may be affected by the deviation, and for final disposition of the product affected by the deviation.

Manufacturing Deviations

        Deviations during the manufacturing process are considered undesirable and are limited to the extent possible. No deviations are permitted to material or product release specifications. If a deviation is unavoidable it requires Quality Assurance review and approval in accordance with QA-2000 prior to movement of the related material. Evaluation of the deviation includes a description of the deviation, evaluation of product impact and determination of corrective and preventive action to prevent a reoccurrence. If there is any suspected impact to the materials ability to meet specification it will be referred to the Material Review Board in accordance with QA-6000.

        Deviation records become a permanent part of the manufacturing record for the material.

Lot Release Testing

        Final products are tested by Quality Control according to current release specifications as listed on part number specification sheets for each material. Quality Assurance reviews the results of the testing and, if all requirements have been met and appropriately documented, authorize the release of the tested material.

        If the material fails a testing or inspection requirement, a laboratory investigation will be carried out in accordance with QC-911. If the out of specification results are determined to be valid, the material is labeled as rejected and dispositioned in accordance with QA-2001.

Lot Release

        At the completion of all manufacturing and testing, and with an acceptable review by Quality Assurance, finished product will be released by Quality Assurance and made available for sale and distribution in accordance with QA-9000.

        The Customer will be provided with a Certificate of Analysis documenting that the product met all material specifications.

7.     Labeling and Packaging

        Labeling of materials is accomplished in accordance with controlled documents, which include a complete description of the labels content and format. There is a label accountability program to ensure that all labels are properly accounted for and that any extra labels are appropriately disposed of as described in SOP [+].

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8.     Storage and Shipping

        The MPL is stored and shipped in accordance with the storage requirements listed on the part number specification sheet and is performed according to SOP [+]. Shipping quantities and configurations are in accordance with the supply agreement of which this is part

9.     Stability Testing and Sample Retention

        The Quality Control Department at Corixa will maintain and execute a master stability protocol for MPL, as described in SOP [+].

        The Customer will be notified in the event that any lot MPL received by them fails a real time stability test. If such a failure did occur on a lot received or about to be received by The Customer, The Customer will be notified within three working days of the completion of the associated laboratory investigation.

        Corixa will maintain retention samples of each lot produced as described in the part number specification sheet. That amount is sufficient to ensure compliance with US regulations.

10.   Lot Recall

        In the unlikely event of the need for a product recall, the process is described in QA-9900. The Customer will be notified immediately, not later than the next business day, of a decision on the part of Corixa to recall product that has been received or is about to be received by The Customer.

        The Customer remains responsible for the decisions and processes related to any subsequent recall of The Customer's product. Corixa will supply any reasonable technical assistance required by The Customer to support the generation of technical reports associated with recall of The Customers products.

        Liabilities associated with any recall are limited to those described in the Supply Agreement and are not modified in any way by the Quality Agreement.

11.   Change Control and Change Notification

        Changes to procedures, processes, equipment, test methods, and specifications related to MPL manufacture, testing and shipment as well as other GMP products and processes made by Corixa are strictly controlled by Corixa's change control and change procedure, SOP [+].

        Notification to The Customer is in accordance with SOP [+]. The procedure allows for three levels of change that parallel the USFDA guidance for change reporting. In addition to notification of minor changes, SOP [+] provides an opportunity for The Customer to be part of decision process when the change is likely to require a regulatory submission on the part of The Customer.

12.   Audits and Inspections

        Upon request from The Customer, the Quality Systems and Compliance Department at Corixa will provide information necessary to demonstrate that appropriate quality systems are in place and are adhered to during the manufacture and release of MPL. The Customer may gather such information in part through scheduled audits of the Corixa facility. Customer audits may be scheduled annually to take not more than two working days. Extended audits or audits more than once a year will be subject to negotiation. The scope of these audits will be restricted to materials related to the production of The Customer's products.

        Detailed production records are available for review for any lots shipped to The Customer and may be accessed at the Corixa Montana site. That review should be scheduled and coordinated with the

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Quality Assurance department to ensure appropriate personnel availability. Production records remain the property of Corixa however The Customer may get copies of the records at their expense as well as allowing review and redaction by Corixa of any confidential material included that may not be covered by existing confidentiality agreements.

13.   Regulatory Issues

        Corixa will notify The Customer of any correspondence with regulatory agencies that could impact the Customer or the regulatory status of The Customer's products.

        The Customer will notify Corixa of any correspondence with regulatory agencies that is applicable to MPL or the regulatory status of Corixa.

14.   Responsible Contacts

Mary Jean Harbage Director, Quality Assurance Corixa Corporation 553 Old Corvallis Road Hamilton, MT 59840 Phone (406) 363-2257 e-mail maryjean.harbage@corixa.com	Steve Hartman Director, Quality Control Corixa Corporation 553 Old Corvallis Road Hamilton, MT 59840 Phone (406) 365-2228 e-mail steve.hartman@corixa.com
Dr. Kent Myers Director, Adjuvant Development Corixa Corporation 553 Old Corvallis Road Hamilton, MT 59840 Phone (406) 365-2135 e-mail kent.myers@corixa.com	Gary Christianson Vice President, Site Manager Corixa Corporation 553 Old Corvallis Road Hamilton, MT 59840 Phone (406) 365-2155 e-mail gary.christianson@corixa.com

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Appendix 1: MPL Specification

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CORIXA
Specifications for Finished Products

Item:		[+]
	MPL® [+]	Specification Edition #: 04

[+]

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[+]

[+]	[+]	[+]	[+]	[+]	[+]

[+]

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Approval Signatures:
/s/ Kent R. Myers Technical Advisor	08/25/04 Date
/s/ Production	08/25/04 Date
/s/ Steve Hartman Quality Control	08/31/04 Date
/s/ Quality Assurance	09/23/04 Date

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Quality Control Analysis Report
CORIXA
[+]

MPL® Lot #:	Manufacture Date:
QC Sample Quantity:	Date Received:

Testing Requirements:

Test	Method	Edition	Specification	Results	Tested by /Date

[+]

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Comments:

Number of samples to retention:	Date:

Test results for MPL® [+] Lot #            , have been reviewed and (check one)

        Meet current product specifications            Do not meet all specifications

QC Manager Review:	Date:

Sample Distribution Protocol

Sample ID	Contents	Test(s)

[+]

NOTE:    Samples to be labeled accordingly upon receipt by Quality Control

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Appendix 2: Representative Certificate of Analysis for Bulk MPL® Adjuvant (PN [+])

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Corixa Certificate of Analysis:
MPL® [+]

Manufacture Date:	[+]	Lot Size:
Expiration Date:		Quantity Released:
Test	SOP	Specification	Result

[+]

This product has been manufactured in compliance with cGMP systems in place at Corixa.

Final Disposition:

Quality Assurance	Date

Note: All assay values are reported on the acid form weight unless otherwise indicated.

*
Assay value is reported on the [+] weight.

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Appendix 3: MSDS for MPL Adjuvant (PN [+])

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[CORIXA LOGO]	553 Old Corvallis Road Hamilton MT 59840 USA Telephone: 406.363.6214 Toll Free: 800.548.7424 Facsimile: 405.363.6129 Website: www.corixa.com Email: info@corixa.com

MATERIAL SAFETY DATA SHEET

SECTION I	PRODUCT IDENTIFICATION
[+]
SECTION II.	HAZARDOUS INGREDIENTS (N/A)
SECTION III.	PHYSICAL/CHEMICAL CHARACTERISTICS
[+]
SECTION IV.	FIRE AND EXPLOSION DATA
[+]
SECTION V.	REACTIVITY DATA
[+]
SECTION VI.	HEALTH HAZARD DATA
[+]
SECTION VII.	PRECAUTIONS FOR SAFE HANDLING
[+]

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[+]
SECTION VIII.	SPILL OR LEAK PROCEDURES
[+]
SECTION IX.	COMMENTS

Date Revised: June 1, 2004

  In case of overexposure, please contact the Safety Officer: 206-754-5711
  Monday-Friday, 8 a.m. - 5 p.m. Pacific Time

The Information contained herein is provided in good faith and is believed to be correct as of the date hereof. However, Corixa Corporation makes no representation as to the comprehensiveness or accuracy of the information. It is expected that individuals receiving the information will exercise their independent judgment in determining its appropriateness for a particular purpose. Accordingly, Corixa Corporation will not be responsible for damages of any kind resulting from the use of or reliance upon such information. NO REPRESENTATIONS, OR WARRANTIES, EITHER EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER NATURE ARE MADE HEREUNDER WITH RESPECT TO THE INFORMATION SET FORTH HEREIN OR TO THE PRODUCT TO WHICH THE INFORMATION REFERS.

©2004 Corixa Corporation

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Appendix 4: Copy of MPL Adjuvant Approved Supplier list

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INTEROFFICE MEMORANDUM

TO: MARY JANE HARBAGE

FROM: LISA MILANO

SUBJECT: MPL APPROVED SUPPLIER LIST

DATE: 10/18/2004

CC: SAMDY SISTI

MPL SUPPLIER STATUS

Supplier	Last Audit	Audit Status	Sent Questionnaire	Questionnaire Received
[+]

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APPENDIX 3

FORM OF FIRM FORECAST FOR LICENSED ADJUVANT

  Date:

  Submitted by:

MPL [+]	PRODUCT OR PRODUCT CANDIDATE IN WHICH LICENSED ADJUVANT WILL BE USED	Delivery Quarter (See Section 2.1 of Supply Agrmt)	PO#	COMMENTS

(1)
Include size of order ([+] multiples) and number of side samples.

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APPENDIX 4

DEFAULT CARRIER AND DELIVERY INSTRUCTIONS

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[+]

(1)
TEA salts of the synthetic AGP compounds

        NOTE: If processing an order for a product not listed in the table above, consult area supervision and/or Business Development for the proper packaging configuration.

	7.4.1	A temperature monitor should be included in any clinical or commercial shipment that is required to be stored in a refrigerator or freezer.
7.5	All required shipping documents should be attached to box/cooler #1 inside a Zip-Loc freezer bag and taped to the container prior to sealing the outer box/cooler.
	7.5.1	For international shipments the documents required are listed below.
		7.5.1.1	Commercial Invoice
		7.5.1.2	Shipper's Export Declaration

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		7.5.1.3	Fed-Ex airway bill
		7.5.1.4	Delivery Report
			7.5.1.4.1	Additional documentation that may be required is listed in the "Paperwork Needed" section of the Delivery Report.
		7.5.1.5	Certificate of Analysis or other product quality documentation as deemed necessary by Quality Assurance.
	7.5.2	For domestic shipments, the required documents are listed below.
		7.5.2.1	Delivery Report.
			7.5.2.1.1	Additional documentation that may be required is listed in the "Paperwork Needed" section of the Delivery Report.
		7.5.2.2	Certificate of Analysis or other product quality documentation as deemed necessary by Quality Assurance.
7.6	Label the outer containers with "Refrigerate Do Not Freeze" and "Fragile" labels, along with the Federal Express shipping label.
7.7	All shipments within the continental United States are shipped via Federal Express Overnight delivery. All international shipments are shipped via Federal Express International Priority.
7.8	Shipping forwards a copy of the Delivery Report to Quality Assurance.
7.9	Temperature profile data is downloaded from the TempTale® upon its return. For details refer to SOP [+].

REVIEW AND RETENTION

        This procedure is reviewed every two years or whenever deemed necessary by the responsible departmental representative. This is a "controlled" procedure with an original draft in the SOP master file. All official copies must be authorized and accounted for by Quality Assurance and must bear "Controlled Copy" (red print) on each page.

SIGNATURES

Reviewed by	/s/ Jessica Bain Shipping and Receiving Coordinator II	Date 08-23-04
Reviewed by	/s/ Materials Manager	Date 08/23/04
Reviewed by	/s/ Mary Jean Harbage Quality Assurance Management	Date 08/24/04

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[+]

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QuickLinks

ADJUVANT SUPPLY AGREEMENT
RECITALS
APPENDIX 1
APPENDIX 2 QUALITY AGREEMENT
TABLE OF CONTENTS
TABLE OF APPENDICES
[*]
MATERIAL SAFETY DATA SHEET
INTEROFFICE MEMORANDUM
MPL SUPPLIER STATUS
APPENDIX 3 FORM OF FIRM FORECAST FOR LICENSED ADJUVANT
APPENDIX 4 DEFAULT CARRIER AND DELIVERY INSTRUCTIONS